Exhibit 10.45.8

MLA No. 000976A

AMENDED AND RESTATED MASTER LOAN AGREEMENT

THIS AMENDED AND RESTATED MASTER LOAN AGREEMENT (this “Agreement”) is entered into as of January 19, 2011, (the “Effective Date”) between CHUGACH ELECTRIC ASSOCIATION, INC. (the “Company”) and CoBANK, ACB (“CoBank”).

BACKGROUND

CoBank and the Company are parties to a Master Loan Agreement, dated as of December 27, 2002 (the “Existing Master Loan Agreement”).  As of the date of this Agreement, there is one loan outstanding under the Existing Master Loan Agreement (the “Existing Loan”), which loan is governed by the terms of the Existing Master Loan Agreement and the Amended and Restated Promissory Note and Multiple Advance Term Loan Supplement, dated as of August 8, 2007, between CoBank and the Company (the “Existing MLA Supplement”).

CoBank and the Company desire to amend and restate the Existing Master Loan Agreement in its entirety as set forth in this Agreement.  On and after the Effective Date hereof, the Existing Loan shall be governed by this Agreement and that certain Second Amended and Restated Supplement, dated as of even date herewith (the “Initial Supplement”), by and between CoBank and the Company, and the Company’s obligations under the Existing Loan shall be evidenced by that certain 2011 CoBank Note (ML0976-T1B), dated the date of its authentication, made by the Company to CoBank (the “2011 CoBank Note”).

The Company also has outstanding certain unsecured indebtedness to other creditors under that certain Amended and Restated Indenture, dated as of April 1, 2001, between the Company and U.S. Bank National Association, as Trustee (as amended and supplemented prior to the date hereof, the “Existing Indenture”).  The Company is proposing to enter into a Second Amended and Restated Indenture, dated as of January 20, 2011, pursuant to which the Company will grant to U.S. Bank National Association, as Trustee, liens and security interests in certain of the Company’s property as security for obligations issued and authenticated thereunder (as the same may be amended, supplemented and restated from time to time, the “New Mortgage Indenture”).

The New Mortgage Indenture will be in the form attached to that certain First Supplemental Indenture to the Existing Indenture, dated as of January 19, 2011, between the Company and U.S. Bank National Association, as Trustee (the “First Supplemental Indenture”).

The Company and CoBank desire to provide for, among other things, the 2011 CoBank Note to be authenticated as an “Additional Obligation” (as defined in the Existing Indenture) outstanding under the Existing Indenture, and, upon the effectiveness of the New Mortgage Indenture, to be secured as a “Pre-Existing Obligation” (as defined in the New Mortgage Indenture) under the New Mortgage Indenture and for all Promissory Notes (as defined in Section 2.01(B) of this Agreement) hereafter made under this Agreement to be secured as “Additional Obligations” (as defined in the New Mortgage Indenture) under the New Mortgage Indenture.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:

ARTICLE 1
DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01.           Definitions.  Capitalized terms used and not otherwise defined in this Agreement shall have the meanings set forth in Exhibit A hereto.

SECTION 1.02.           Rules of Interpretation.  The rules of interpretation set forth in Exhibit A shall apply to this Agreement.

ARTICLE 2
THE SUPPLEMENTS AND THE PROMISSORY NOTES

SECTION 2.01.           The Promissory Notes and the Supplements.

(A)           Amendment and Restatement of Existing Master Loan Agreement; Initial Promissory Note and Initial Supplement.  On the Effective Date hereof, the Existing Master Loan Agreement shall be amended and restated in its entirety as set forth in this Agreement.  On and after the Effective Date hereof, the Existing Loan shall be governed by this Agreement and the Initial Supplement and shall be evidenced by the 2011 CoBank Note.

(B)           New Promissory Notes and New Supplements.  If on or after the Effective Date, the Company would like to obtain one or more new Loans from CoBank to be governed by the terms of this Agreement, and CoBank is willing to make such new Loan or Loans to the Company, the parties will enter into one or more additional supplements to this Agreement (each, a “Supplement” and collectively, the “Supplements”).  Each such Supplement will set forth CoBank’s commitment to make a loan or loans (each, a “Loan” and collectively, the “Loans”), the amount of the Loan(s), the purpose of the Loan(s), the interest rate or interest rate options applicable to the Loan(s), the Company’s promise to repay the Loans, and any other terms and conditions applicable to the particular Loan(s).  Each Loan will be governed by the terms and conditions set forth in this Agreement, in the Supplement and in the Promissory Note (as hereinafter defined in this Section 2.01(B)) relating to that Loan.

The Company’s obligation to repay the Loans made under each Supplement shall be evidenced by a promissory note in form and content acceptable to CoBank (such notes, as they may be amended, modified, supplemented, extended, restated or replaced from time to time, collectively, the “Promissory Notes,” and each a “Promissory Note”).  In the absence of a Supplement hereto and a Promissory Note duly executed by the Company, CoBank shall have no obligation to make any new Loan to the Company under this Agreement.

SECTION 2.02            Notice and Manner of Borrowing New Loans. Except as otherwise provided in a Supplement: (A) new Loans will be made available on any Business Day upon the written or telephonic request of an authorized employee of the Company (which telephonic request, if required by CoBank, shall be promptly confirmed in writing by the Company); (B) requests for new Loans must be received by 12:00 noon Mountain time on the date the Loan is to be made; and (C) Loans will be made available by wire transfer of immediately available funds to such account or accounts as may be authorized by the Company on forms supplied by CoBank.

SECTION 2.03.           Method of Payment (All Loans).  The Company shall make all payments to CoBank under this Agreement, each Supplement hereto and each Promissory Note by wire transfer of immediately available funds or, if specified by separate agreement between the Company and CoBank, by automated clearing house or other similar cash handling processes.  Wire transfers shall be made to ABA No. 307088754 for advice to and credit of “CoBANK” (or to such other account as CoBank may direct by notice).  The Company shall give CoBank telephonic notice no later than 12:00 noon Mountain time of its intent to pay by wire, and funds received after 3:00 p.m. Mountain time shall be credited on the next Business Day.

SECTION 2.04.           Security.  The Company’s obligations hereunder and under each other Loan Document to which the Company is a party (whether executed contemporaneously herewith or at a later date) shall be secured by a statutory first priority Lien on all stock and other equity which the Company may now own or hereafter acquire or be allocated in CoBank.  Upon the authentication of the 2011 CoBank Note as a “Pre-Existing Obligation” (as defined in the New Mortgage Indenture) concurrently with the effectiveness of the New Mortgage Indenture (as required by Section 5.09 hereof), the 2011 CoBank Note shall be secured by the New Mortgage Indenture.  Each additional Promissory Note issued pursuant to this Agreement shall be authenticated under the New Mortgage Indenture and secured as an “Additional Obligation” (as defined in the New Mortgage Indenture).

ARTICLE 3
CONDITIONS PRECEDENT

SECTION 3.01.           Conditions Precedent to this Agreement and the Initial Supplement Hereto and the Initial Promissory Note.  The effectiveness of this Agreement, the Initial Supplement hereto and the 2011 CoBank Note is subject to the following conditions precedent, which, in the case of instruments, certificates, opinions, and documents, must be in form and content acceptable to CoBank:

(A)           This Agreement.  CoBank shall have received a duly executed original copy of this Agreement.

(B)           Initial Supplement and Initial Promissory Note.  CoBank shall have received a duly executed original copy of the Initial Supplement hereto and the 2011 CoBank Note.

(C)           Evidence of Authority.  CoBank shall have received a copy, certified by the Secretary of the Company as of the date hereof, of board resolutions and certificates of incumbency evidencing that this Agreement, the Initial Supplement, the 2011 CoBank Note, the First Supplemental Indenture and all other Indenture Documents relating to this Agreement, the Initial Supplement and the 2011 CoBank Note shall have been duly authorized, executed and delivered by the Company.

(D)           Reserved.

(E)           Opinion of Counsel.  CoBank shall have received a duly executed original copy of an opinion of counsel to the Company (acceptable to CoBank) with respect to this Agreement, the Initial Supplement, the 2011 CoBank Note and the Existing Indenture.

(F)           Representations and Warranties.  Each of the representations and warranties set forth in Section 4.01 hereof shall be true and correct and CoBank shall have received a duly executed original copy of a certificate of an officer of the Company (which, if other than the General Manager or an Executive Manager of the Company, must be acceptable to CoBank) to the effect that such officer is not aware of any inaccuracy therein.

(G)           No Default.  No Default or Event of Default shall exist hereunder and CoBank shall have received a duly executed original copy of a certificate of an officer of the Company (which, if other than the General Manager or an Executive Manager of the Company, must be acceptable to CoBank) to the effect that such officer is not aware of any Default or Event of Default hereunder.

(H)           Reserved.

(I)           Existing Indenture. All conditions precedent under the Existing Indenture to the authentication of the 2011 CoBank Note as an “Additional Obligation” (as defined in the Existing Indenture) by the Indenture Trustee in accordance with the terms of the Existing Indenture shall have been satisfied, the 2011 CoBank Note shall have been so authenticated and CoBank shall have received copies of all certificates, opinions and documents delivered to or by the Indenture Trustee in connection therewith, certified as true and complete copies by an officer of the Company (which, if other than the General Manager or an Executive Manager of the Company, must be acceptable to CoBank).

SECTION 3.02.           Conditions to Each Supplement.  CoBank’s obligation to make the initial Loan under each Supplement that evidences one or more new Loans to be made to the Company is subject to the following conditions precedent (which in the case of instruments, certificates, opinions,  and documents, must be in form and content acceptable to CoBank):

(A)           Supplement and Promissory Note. CoBank shall have received from the Company a duly executed original copy of the Supplement and the related Promissory Note and all Loan Documents required by such Supplement.

(B)           Evidence of Authority.  CoBank shall have received copies, certified by the Secretary of the Company as of the date of such Supplement, of such board resolutions, evidence of incumbency, and other evidence that CoBank may require that such Supplement and all Loan Documents and all Indenture Documents executed in connection therewith have been duly authorized, executed an delivered.

(C)           Consents and Approvals.  CoBank shall have received such evidence as CoBank may require that all consents and approvals referred to in Section 4.01(K) and 4.02(E) hereof, have been obtained and are in full force and effect.

(D)           Fees and Other Charges. CoBank shall have received from the Company any fees or other charges provided for herein or in such Supplement.

(E)           Insurance.  CoBank shall have received such evidence as CoBank may require that the Company is in compliance with Section 5.03 hereof.

(F)           Opinion of Counsel. CoBank shall have received a duly executed original copy of an opinion of counsel to the Company (acceptable to CoBank), with respect to this Agreement, such Supplement, the Promissory Note and the Indenture Documents.

(G)           Security.  The execution and delivery by the Company and the Indenture Trustee of a Supplemental Indenture to the New Mortgage Indenture providing for the issuance by the Company of the Promissory Note as an “Additional Obligation” (as defined in the New Mortgage Indenture) secured by the New Mortgage Indenture.

(H)           New Mortgage Indenture.  All conditions precedent under the New Mortgage Indenture to the issuance and authentication of the Promissory Note as an “Additional Obligation” (as defined in the New Mortgage Indenture) by the Indenture Trustee in accordance with the terms of the New Mortgage Indenture shall have been satisfied, the Promissory Note shall have been so authenticated and CoBank shall have received copies of all certificates, opinions and documents delivered to or by the Indenture Trustee in connection therewith, certified as true and complete copies by an officer of the Company (which, if other than the General Manager or an Executive Manager of the Company, must be acceptable to CoBank).

SECTION 3.03.           Conditions to Each Loan. CoBank’s obligation under each Supplement (other than the Initial Supplement) to make any new Loan to the Company thereunder, including the initial Loan thereunder, is subject to the conditions precedent that: (1) no Default or Event of Default shall have occurred and be continuing; (2) each of the representations and warranties of the Company contained in Section 4.02 hereof and in all other Loan Documents executed or furnished in connection with such Supplement shall be true and correct as of the date of the Loan; and (3) the Company shall have satisfied all conditions and requirements set forth in the Supplement relating to that Loan.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES

SECTION 4.01.           This Agreement, the Initial Supplement Hereto and the Initial Promissory Note.  To induce CoBank to enter into this Agreement, the Initial Supplement hereto and the 2011 CoBank Note, the Company represents and warrants that:

(A)           Organization.  The Company: (1) is an electric cooperative duly organized, validly existing, and in good standing under the Laws of the State of Alaska; (2) has the power and authority to own its assets and to transact the business in which it is engaged or proposes to engage; and (3) is duly qualified to do business in, and is in good standing under the Laws of, each jurisdiction in which such qualification is required.

(B)           Loan Documents.  The Loan Documents and all Indenture Documents relating to any Loan: (1) have been duly authorized, executed and delivered by the Company and each other Person that is a party thereto (other than CoBank); and (2) create legal, valid and binding obligations of the Company and each other party thereto (other than CoBank) which are enforceable in accordance with their terms, except to the extent that enforcement may be limited by applicable bankruptcy, insolvency or similar Laws affecting creditors’ rights generally.

(C)           Operation of Business.  The Company possesses all licenses, certificates, permits, authorizations, approvals, franchises, patents, copyrights, trademarks, trade names, rights thereto, or the like which are material to the operation of its business or required by Law, and there is no violation by the Company of the rights of others with respect thereto which could have a Material Adverse Effect.

(D)           Litigation.  Except as disclosed in any application or officer’s certificate submitted in connection with this Agreement, the Initial Supplement hereto and the Initial Promissory, there are no pending or threatened actions or proceedings against or affecting the Company before any court, governmental agency, mediator, arbitrator, or the like which could, in any one case or in the aggregate, if adversely decided, have a Material Adverse Effect.

(E)           Ownership of Company and Subsidiaries.  The Company: (1) is an electric generation, transmission and distribution cooperative which is owned by its customers; and (2) has no Subsidiaries.

(F)           Financial Statements.  The balance sheet of the Company as at December 31, 2009, and the related statements of revenues, expenses and patronage capital and statement of cash flows of the Company for the fiscal year then ended, and the accompanying notes and schedules, together with the opinion thereon, dated March 4, 2010, of KPMG LLP, the Company’s independent certified public accountants, copies of which have been furnished to CoBank, are complete and correct and fairly present the financial condition of the Company as at such dates and the results of the operations of the Company for the periods covered by such statements, all in accordance with GAAP consistently applied, and since December 31, 2009, there has been no material adverse change in the condition (financial or otherwise), business or operations of the Company.  There are no liabilities of the Company, fixed or contingent, which are material but not reflected in the financial statements or in the notes thereto.

(G)           Ownership and Liens.  The Company has such title to, or valid leasehold interests in, all of its properties, real and personal, including the property and leasehold interests reflected in the balance sheets referred to above (other than any property disposed of in the ordinary course of business), as is necessary to carry on its business and conduct its activities as they are currently conducted (subject to any irregularity or deficiency in the record evidence of title which does not substantially impair the usefulness of such property for the purposes of the Company), and none of the properties or leasehold interests of the Company comprising the Trust Estate is subject to any Lien except such as is permitted pursuant to Section 6.01.

(H)           Compliance with Law.  Except as disclosed in any application or officer’s certificate submitted in connection with this Agreement, the Initial Supplement hereto and the 2011 CoBank Note, all of the properties owned by the Company and all of its operations, are in compliance in all material respects with all Laws (including all Laws relating to the environment) which, if not complied with, could have a Material Adverse Effect.

(I)           Environment.  Except as disclosed in any application or officer’s certificate submitted in connection with this Agreement, the Initial Supplement hereto and the 2011 CoBank Note: (1) no property owned or leased by the Company is being used, or to its knowledge, has been used for the disposal, treatment, storage, processing or handling of hazardous waste or materials (as defined under any applicable environmental Law) in violation of any applicable Law; (2) no investigation, claim, litigation, proceedings, order, judgment, decree, settlement, Lien or the like with respect to any environmental matter is proposed, threatened, anticipated or in existence with respect to the properties or operations of the Company which could have a Material Adverse Effect; and (3) the Company is not aware of any environmental contamination or condition that currently exists on any property of the Company which, if required to be remedied, could have a Material Adverse Effect.

(J)           ERISA.  The Company is in compliance with all requirements of ERISA, and no suit, claim or other proceeding exists or is threatened alleging any violation of ERISA.

(K)           Conflicting Agreements.  None of the Loan Documents or Indenture Documents conflicts with, or constitutes (with or without the giving of notice and/or the passage of time and/or the occurrence of any other condition) a default under, any other agreement to which the Company is or expects to become a party or by which the Company or any of its properties may be bound or affected, or conflicts with any provision of the bylaws, articles of incorporation, or other organizational documents of the Company.

(L)           Consents and Approvals.  Except for such as shall have been obtained and are in full force and effect, and except to the extent that future rate increases may be subject to the approval of the appropriate regulatory agency, no consent, permission, authorization, order or license of any governmental authority or of any party to any agreement to which the Company is a party or by which it or any of its property may be bound or affected, is necessary in connection with the execution, delivery, performance or enforcement of the Loan Documents and the Indenture Documents.

(M)           Compliance and No Default. The Company is in compliance with all of the terms of the Loan Documents and the Indenture Documents and no Default or Event of Default exists.

SECTION 4.02.           Each Supplement.  The execution by the Company of each Supplement hereto (other than the Initial Supplement) shall constitute a representation and warranty that, except as otherwise provided in an officer’s certificate executed by the Company and delivered to CoBank in connection with such Supplement:

(A)           Reaffirmation.  Each of the representations and warranties set forth in Section 4.01 hereof are true and correct as of the date of such Supplement, except that: (1) the references to the financial statements in Section 4.01(F) hereof, and all references in Section 4.01(G) hereof to such statements, shall be deemed to be to the latest annual financial statements and, if more recent than the latest annual financial statements, to the latest quarterly financial statements furnished to CoBank under Section 5.06(A) and (B) hereof; (2) the references in Sections 4.01(D), (H) and (I) to the application or officer’s certificate furnished in connection with this Agreement and the Initial Supplement hereto shall be deemed to refer to any application and/or officer’s certificate furnished in connection with the Supplement being executed at the time.

(B)           Compliance.  The Company is in compliance with all of the terms of the Loan Documents (including, without limitation, Sections 5.06(D) and (E) hereof) and the Indenture Documents, and no Default or Event of Default exists.

(C)           Applications, Officer’s Certificate.  Each representation and warranty and all information set forth in any application or officer’s certificate submitted in connection with, or to induce CoBank to enter into, such Supplement is correct in all material respects as of the date of such Supplement.

(D)           Budgets.  All budgets, projections, feasibility studies, and other documentation submitted by the Company to CoBank in connection with, or to induce CoBank to enter into, such Supplement are based upon assumptions that are reasonable, and as of the date of such Supplement, no fact has come to light, and no event has occurred, which would cause any material assumption made therein to not be reasonable.

(E)           Authorizations.  Except for such as shall have been obtained and are in full force and effect, no consent, permission, authorization, order or license of any governmental authority or of any party to any agreement to which the Company is a party or by which it or any of its property may be bound or affected, is necessary in connection with: (1) execution, delivery, performance or enforcement of the Loan Documents or the Indenture Documents; or (2) the project, acquisition, or other activity being financed by Loan(s) under such Supplement, except for consents, permissions, authorizations, orders and licenses that: (a) are not required to be obtained at the time of the Company’s execution of such Supplement; and (b) can be obtained in the ordinary course of business.

ARTICLE 5
AFFIRMATIVE COVENANTS

Unless otherwise agreed to in writing by CoBank, while this Agreement is in effect, the Company agrees to:

SECTION 5.01.           Maintenance of Existence.  Preserve and maintain its existence and good standing in the jurisdiction of its formation, qualify and remain qualified to transact business in all jurisdictions where such qualification is required, and obtain and maintain all licenses, permits, franchises, patents, copyrights, trademarks, tradenames, or rights thereto which are material to the conduct of its business or required by Law.

SECTION 5.02.           Compliance With Laws.  Comply in all material respects with all applicable Laws (including all Laws relating to the environment), which, if not complied with, could have a Material Adverse Effect.  In addition, the Company agrees to use reasonable efforts to cause all Persons occupying or present on any of its properties that the Company knows or should know is in violation of any Laws to comply in all material respects with all such Laws.

SECTION 5.03.           Insurance.  Maintain insurance with financially sound and reputable insurance companies or associations in such amounts and covering such risks as are usually carried by companies engaged in the same business and similarly situated.  The Company agrees to furnish to CoBank such proof of compliance with this Section as CoBank may from time-to-time reasonably require.

SECTION 5.04.           Property Maintenance.  Maintain all of its properties that are necessary to or useful in the proper conduct of its business in good repair, working order and condition, ordinary wear and tear excepted, and make all alterations, replacements and improvements thereto as may from time to time be necessary in order to ensure that its properties remain in good working order and condition.

SECTION 5.05.           Books and Records. Keep adequate records and books of account in which complete entries will be made in accordance with GAAP.

SECTION 5.06.           Reports and Notices. Furnish to CoBank:

(A)           Annual Financial Statements.  As soon as available, but in no event more than 120 days after the end of each fiscal year of the Company occurring during the term hereof, annual financial statements of the Company prepared in accordance with GAAP consistently applied.  Such financial statements shall: (a) be audited by a nationally recognized firm of independent certified public accountants selected by the Company; (b) be accompanied by a report of such accountants to the effect that the financial statements: (i) were audited in accordance with generally accepted auditing standards; and (ii) present fairly, in all material respects, the financial position of the Company as at the end of the year and the results of its operations for the year then ended, in conformity with GAAP; (c) be prepared in reasonable detail and in comparative form; and (d) include a balance sheet, a statement of revenues, expenses and patronage capital, and a statement of cash flows, and all notes and schedules relating thereto.

(B)           Interim Financial Statements.  If requested by CoBank, as soon as available, but in no event more than 60 days after the end of each fiscal quarter of the Company occurring during the term hereof, a balance sheet of the Company as of the end of such quarter, a statement of revenues, expenses and patronage capital for the Company for such period and for the period year to date, and such other interim statements as CoBank may specifically request, all prepared in reasonable detail and in comparative form in accordance with GAAP consistently applied.

(C)           Officer’s Certificate.  Together with each set of financial statements delivered to CoBank pursuant to Subsection (A) of this Section 5.06, a certificate of an officer of the Company acceptable to CoBank: (1) computing the financial covenants set forth in Article 7 hereof; and (2) certifying that, to the best knowledge of such officer, no Default or Event of Default occurred during the period covered by such statements or, if a Default or Event of Default did occur during such period, a statement as to the nature thereof, whether such Default or Event of Default is continuing, and, if continuing, the action which is proposed to be taken with respect thereto.

(D)           Notice of Litigation.  Promptly after becoming aware thereof, notice of: (a) the commencement of any action, suit or proceeding before any court, governmental instrumentality, arbitrator, mediator or the like which, if adversely decided, could have a Material Adverse Effect; (b) the receipt of any notice, indictment, pleading, or other communication alleging a condition that: (i) may require the Company to undertake or to contribute to a clean-up or other response under any environmental Law, or which seeks penalties, damages, injunctive relief, criminal sanctions or other relief as a result of an alleged violation of any such Law, or which claims personal injury or property damage as a result of environmental factors or conditions; and (ii) if true or proven, could have a Material Adverse Effect; and (c) the rendering of any order, judgment, ruling and the like which could have a Material Adverse Effect.

(E)           Notice of Default.  Promptly after becoming aware thereof, notice of the occurrence of a Default or an Event of Default.

(F)           Default Notices.  Promptly after furnishing or receiving same, a copy of all notices of default (including notices of the occurrence of an event which, with the giving of notice and/or the passage of time and/or the occurrence of any other condition, would become a default) furnished by or to the Company under the Indenture Documents, any loan or other credit agreement relating to any Obligation, or any other loan or credit agreement evidencing Funded Debt.

(G)           Ratings.  Promptly after obtaining same, a copy of all Credit Ratings issued by a Rating Agency.

(H)           Other Notices. Such other notices as may be required by any Supplement or any other Loan Document.

(I)           Other Information.  Such other information regarding the condition or operations, financial or otherwise, of the Company as CoBank may from time to time reasonably request, including, but not limited to, copies of all pleadings, notices and communications referred to in Section 5.06(D) hereof.

SECTION 5.07.           Conduct of Business. Continue to engage in the business conducted by it on the date of this Agreement.

SECTION 5.08.           Capital.  Acquire equity in CoBank in such amounts and at such times as CoBank may from time to time require in accordance with its Bylaws and Capital Plan (as each may be amended from time to time), except that the maximum amount of equity that the Company may be required to purchase in connection with a Loan may not exceed the maximum amount permitted by the Bylaws at the time the Supplement relating to such Loan is entered into or such Loan is renewed or refinanced by CoBank.  The rights and obligations of the parties with respect to such equity and any patronage or other distributions made by CoBank shall be governed by CoBank’s Bylaws and Capital Plan (as each may be amended from time to time).

SECTION 5.09.           Inspection.  Permit CoBank or its agents, upon reasonable notice and during normal business hours or at such other times as the parties may agree, to examine the properties, books and records of the Company, and to discuss its or their affairs, finances and accounts with its or their officers, directors, employees, and independent certified public accountants.

SECTION 5.09.           New Mortgage Indenture.  Concurrently with the effectiveness of the New Mortgage Indenture, as provided for in the First Supplemental Indenture, (i) the Company shall  cause the 2011 CoBank Note to be authenticated as a “Pre-Existing Obligation” (as defined in the New Mortgage Indenture) and secured under the New Mortgage Indenture, and (ii) CoBank shall receive an opinion of counsel to the Company, in such form and substance acceptable to CoBank, as to, among other things, the enforceability of the New Mortgage Indenture against the Company, the due authentication and securing of the 2011 CoBank Note under the New Mortgage Indenture equally and ratably with all other Outstanding Debt Obligations (as defined in the New Mortgage Indenture), and the perfection of the lien and security interest of the New Mortgage Indenture.

ARTICLE 6
NEGATIVE COVENANTS

While this Agreement is in effect, the Company will not, without the prior written consent of CoBank (which consent will not be unreasonably withheld or delayed):

SECTION 6.01.           Liens.  Create, incur, assume, or suffer to exist any Lien on any of its properties comprising the Trust Estate, except:

(A)           Liens in favor of CoBank;

(B)           Liens granted pursuant to the New Mortgage Indenture; and

(C)           Liens on any of its property that meet the definition of “Permitted Encumbrances” (as defined in the New Mortgage Indenture) or are permitted by Section 14.6 of the New Mortgage Indenture.

SECTION 6.02.           Sale, Transfer or Lease of Assets.  Sell, lease or otherwise dispose of any of its assets except for: (A) the sale, lease or other disposition of inventory in the ordinary course of business; and (B) the sale, lease or other disposition of equipment or other property which is: (i) obsolete, worn-out or no longer necessary for the provision of electric service to customers in its service territory; and (ii) not occasioned by the discontinuance of service to any portion of its service territory.

SECTION 6.03.           Distributions.  Directly or indirectly declare or pay any dividend or make any payments of, distributions of, or retirements of patronage capital to its members (each a “Distribution”) if, at the time thereof or after giving effect thereto, (i) an Event of Default shall exist, or (ii) the Company’s equities and margins (determined in accordance with Accounting Requirements) as of the end of the Company’s most recent fiscal quarter would be less than thirty percent (30%) of the Company’s total long-term debt and equities and margins (determined in accordance with Accounting Requirements) at such time; provided, however, that, so long as no Event of Default exists and the ratio of the Company's equities and margins to the sum of total long-term debt plus equities and margins (all as determined above) would not be less than 22%, the Company may, in any fiscal year, make a Distribution of up to the lesser of (x) five percent (5%) of the Company’s aggregate equities and margins on the books of the Company as of the end of the immediately preceding fiscal year or (y) fifty percent (50%) of the prior fiscal year’s assignable margins (determined in accordance with the definition of Margins for Interest set forth in the Applicable Indenture), whether or not allocated to members.  For purposes of this Section 6.03, determination of aggregate margins and equities and total long-term debt and equities shall not include any amount on account of earnings retained in any Subsidiary or Affiliate of the Company and any such determination of total long-term debt and equities shall exclude the debt of any Subsidiary or Affiliate.

SECTION 6.04.           Contingent Liabilities.  Assume, guarantee, endorse, or otherwise be or become directly or contingently responsible or liable for the obligations of any Person (including by means of an agreement to: (A) purchase any obligation, stock, assets, or services; (B) supply or advance any funds, assets, or services; or (C) cause any Person to maintain a minimum working capital or net worth or other financial test), except by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business, if the Company would be in violation of this Agreement (including all financial covenants set forth herein) if such obligations were treated as direct obligations of the Company.

SECTION 6.05.           Mergers.  Merge or consolidate with any other Person or acquire all or a material part of the assets of any other Person.

SECTION 6.06.           Change in Business.  Make capital expenditures for assets primarily devoted to any business activities or operations substantially different from or unrelated to its present business activities or operations, where such expenditures exceed $5,000,000 in any calendar year or result in a book value for such assets that exceeds $5,000,000 at any one time.

SECTION 6.07.           Subsidiaries.  Commence operations under any other name, or make capital contributions to any Subsidiaries or Affiliates, where such contributions exceed $5,000,000 in any calendar year or result in an aggregate book value for the Company’s interest in such Subsidiaries or Affiliates that exceeds $5,000,000 at any one time.

SECTION 6.08.           Prepayment or Defeasance.  While any Default of Event of Default shall have occurred and be continuing, prepay or defease any Obligation or any other Funded Debt.

SECTION 6.09.           Indenture Requirements.

(A)           Elect pursuant to the Applicable Indenture, to apply Accounting Requirements in effect as of the date of execution and delivery of the Applicable Indenture.

(B)           Enter into a Supplemental Indenture pursuant to the Applicable Indenture permitting the creation of any lien ranking prior to or on parity with the Applicable Indenture with respect to any of the Trust Estate.

ARTICLE 7
FINANCIAL COVENANTS

SECTION 7.01.           Financial Covenants.  Unless otherwise agreed to in writing by CoBank, while this Agreement is in effect:

(A)           Rate Covenant.  The Company shall establish and collect rates, rents, charges, fees and other compensation (collectively, “Rates”) for the use or the sale of the output, capacity or service of the properties of the System that: (1) together with other moneys available to the Company, produce moneys sufficient to enable the Company to comply with all its covenants under the Indenture Documents; and (2) are reasonably expected to yield Margins For Interest for each fiscal year of the Company equal to at least 1.10 times Interest Charges for such period.

(B)           Reserved.

(C)           Reserved.

(D)           Equity to Total Capitalization Ratio.  If at the end of any fiscal year, the ratio of the Company’s Equity to Total Capitalization is equal to or less than 22%, then: (1) the Company will hire an independent consultant, satisfactory to CoBank, to recommend a course of action to improve such ratio to 25%; and (2) will, subject to any necessary regulatory approval and unless CoBank otherwise consents, implement the recommendations.

ARTICLE 8
EVENTS OF DEFAULT

SECTION 8.01.           Events of Default.  Each of the following shall constitute an “Event of Default” hereunder:

(A)           Payment Default.  The Company should fail to make when due any payment to CoBank hereunder, under any Promissory Note, under any Supplement, or under any other Loan Document.

(B)           Representations and Warranties.  Any opinion, certificate or like document furnished to CoBank by or on behalf of the Company, or any representation or warranty made by the Company herein or in any other Loan Document, shall prove to have been false or misleading in any material respect on or as of the date furnished or made.

(C)           Covenants.  The Company should fail to perform or comply with any covenant set forth in Article 5 hereof (other than Sections 5.01 and 5.06(E) hereof) or any other covenant or agreement contained herein, in any Supplement or in any other Loan Document, and such failure continues for 30 days after written notice thereof shall have been delivered to the Company by CoBank.

(D)           Other Covenants and Agreements.  The Company should fail to perform or comply with Sections 5.01 or 5.06(E) hereof or shall use the proceeds of any Loan for any unauthorized purpose.

(E)           Cross Default.  The Company should, after any applicable grace period, breach or be in default under the terms of any other Loan Document or other agreement with CoBank.

(F)           Other Indebtedness.  The Company’s obligation to repay any Funded Debt shall be accelerated or declared due and payable prior to its scheduled due date as a result of the occurrence of any breach or default under any agreement relating to such indebtedness or obligation.  Notwithstanding the foregoing or any other provision hereof, the Company agrees that upon the occurrence and during the continuance of any event giving rise to the right to accelerate such indebtedness or obligation (whether or not such right is conditioned upon the giving of notice and/or the passage of time and/or the occurrence of any other condition), a Default shall be deemed to have occurred and be continuing hereunder.

(G)           Reserved.

(H)           Insolvency.  The Company shall: (1) become insolvent or shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or (2) suspend its business operations or a material part thereof; or (3) apply for, consent to, or acquiesce in the appointment of a trustee, receiver, or other custodian for it or any of its property; or (4) have entered against it (i) a decree or order for relief in respect of the Company in an involuntary case under any applicable Federal or state bankruptcy, insolvency, reorganization or other similar law or (ii) a decree or order adjudging the Company a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Company under any applicable Federal or state law, or appointing a custodian, received, liquidator, assignee, trustee, sequestrator or other similar official of the Company or of any material part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of sixty (60) consecutive days ; or (5) make an assignment for the benefit of creditors or commence any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution, or liquidation law of any jurisdiction.

(I)           Indenture Default.  An “Event of Default” (as defined in the Applicable Indenture) shall exist, or, prior to the effectiveness of the New Mortgage Indenture, 2011 CoBank Note shall cease to be an “Additional Obligation” under the Existing Indenture or, following the effectiveness of the New Mortgage Indenture, 2011 CoBank Note or any additional Promissory Note evidencing any Loan or portion thereof hereafter made hereunder shall cease to be secured under the New Mortgage Indenture.

ARTICLE 9
REMEDIES UPON DEFAULT

SECTION 9.01.           Remedies.  Upon the occurrence and during the continuance of a Default or Event of Default, CoBank shall have no obligation to make any Loan to the Company and may discontinue doing so at any time without prior notice.  In addition, upon the occurrence and during the continuance of an Event of Default, CoBank may, upon notice to the Company:

(A)           Termination and Acceleration.  Terminate any commitment and as and to the extent provided in the Indenture Documents, declare the unpaid principal balance of the Loans, all accrued interest thereon, and all other amounts payable under this Agreement, the Supplements, the Promissory Notes, and all other Loan Documents to be immediately due and payable; provided, however, that upon the occurrence of an Event of Default under Section 8.01(H)(6), any commitments shall automatically be terminated.  Upon such a declaration, the unpaid principal balance of the Loans and all such other amounts shall become immediately due and payable, without protest, presentment, demand, or further notice of any kind, all of which are hereby expressly waived by the Company.

(B)           Enforcement.  Proceed to protect, exercise, and enforce such rights and remedies as may be provided by this Agreement, any other Loan Document, the Indenture Documents or under Law.  Each and every one of such rights and remedies shall be cumulative and may be exercised from time to time, and no failure on the part of CoBank to exercise, and no delay in exercising, any right or remedy shall operate as a waiver thereof, and no single or partial exercise of any right or remedy shall preclude any future or other exercise thereof, or the exercise of any other right.  Without limiting the foregoing, CoBank may hold and/or set off and apply against the Company’s obligations to CoBank the proceeds of any equity in CoBank, any cash collateral held by CoBank, or any other balances held by CoBank for the Company’s account (whether or not such balances are then due).

(C)           Application of Funds.  Apply all payments received by it to the Company’s obligations to CoBank in such order and manner as CoBank may elect in its sole discretion.

In addition to the rights and remedies set forth above and notwithstanding the terms of any Supplement or Promissory Note, if the Company fails to make any payment required to be made under the terms of this Agreement, any Supplement hereto or any Promissory Note when due, then at CoBank’s option in each instance (and automatically following an acceleration), such payment shall bear interest from the date due to the date such amount is paid in full at the Default Rate.  All such interest, together with all overdue amounts, shall be payable on demand.

ARTICLE 10
MISCELLANEOUS

SECTION 10.01.           Broken Funding Surcharge.  Notwithstanding any provision contained in any Supplement or any Promissory Note giving the Company the right to repay all or any portion of a Loan prior to the date it would otherwise be due and payable, or to convert any fixed rate balance to another fixed rate or to a variable rate prior to the last day of the fixed rate period applicable thereto, the Company agrees that (unless otherwise expressly provided in the applicable Supplement) in the event it converts any fixed rate balance prior to the last day of its fixed rate period or repays any fixed rate balance prior to the last day of its fixed rate period (whether such payment is made voluntarily, as a result of an acceleration, or otherwise), or fails to borrow any fixed rate balance on the date scheduled therefor, it will pay to CoBank a surcharge in an amount equal to the present value of the difference between: (A) the amount of interest which would have accrued on such portion during the reminder of the applicable fixed rate period; less (B) the amount of interest that CoBank would earn if such portion were reinvested for the remaining fixed rate period in U.S. Treasury obligations having a weighted average life approximately equal to the weighted average life of the balance being prepaid (or in the event no such obligation then exists, the rate estimate by CoBank in accordance with its then current methodology to be its all-in cost to fund a new loan having a weighted average life equal to the weighted average life of the balance being prepaid).  For purpose of calculating present value, the discount rate will be the rate of interest accruing on the U.S. Treasury obligations selected in (B) above (or CoBank’s estimated cost, as the case may be).

SECTION 10.02.           Complete Agreement, Amendments.  The Loan Documents are intended by the parties to be a complete and final expression of their agreement.  No amendment, modification, or waiver of any provision of the Loan Documents, and no consent to any departure by the Company herefrom or therefrom, shall be effective unless approved by CoBank and contained in a writing signed by or on behalf of CoBank, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.  In the event this Agreement is amended or restated, each such amendment or restatement shall be applicable to all Promissory Notes and Supplements hereto.  Each Promissory Note and each Supplement shall be deemed to incorporate all of the terms and conditions of this Agreement as if fully set forth therein.

SECTION 10.03.           Applicable Law, Jurisdiction.  Except to the extent governed by applicable federal Law, this Agreement and each Supplement shall be governed by the Laws of the State of Colorado, without reference to choice of law doctrine.  Except to the extent governed by applicable federal Law, each Promissory Note shall be governed by the Laws of the State of Alaska, without reference to choice of law doctrine.  The parties agree to submit to the non-exclusive jurisdiction of any federal or state court sitting in Colorado for any action or proceeding arising out of or relating to this Agreement or any other Loan Document.  The Company hereby waives any objection that it may have to any such action or proceeding on the basis of forum non-conveniens.

SECTION 10.04.           Notices. All notices hereunder shall be in writing and shall be deemed to have been duly given upon delivery if personally delivered or sent by overnight mail or by facsimile or similar transmission, or three (3) days after mailing if sent by express, certified or registered mail, to the parties at the following addresses (or such other address as either party may specify by like notice):

If to CoBank, as follows:	If to the Company, as follows:
CoBank, ACB	Chugach Electric Association, Inc.
5500 South Quebec Street	5601 Minnesota Drive
Greenwood Village, Colorado 80111	Post Officer Box 196300
Facsimile: (303) 740-4002	Anchorage, AK 99510-6300
Attention: Energy Banking Group	Facsimile: (970) 257-7085
Attention: Chief Executive Officer

SECTION 10.05.        Costs, Expenses, and Taxes.  To the extent allowed by Law, the Company agrees to pay all reasonable out-of-pocket costs and expenses (including the fees and expenses of counsel retained by CoBank) incurred by CoBank in connection with the origination, administration, interpretation, collection, and enforcement of this Agreement and the other Loan Documents and Indenture Documents, including, without limitation, all costs and expenses incurred in perfecting, maintaining, determining the priority of, and releasing any security for the Company’s obligations to CoBank, and any stamp, intangible, transfer or like tax incurred in connection with this Agreement or any other Loan Document or Indenture Document or the recording hereof or thereof.

SECTION 10.06.         Effectiveness and Severability.  This Agreement shall continue in effect until: (A) all indebtedness and obligations of the Company with respect to all Loans by CoBank under this Agreement and the other Loan Documents and Indenture Documents shall have been paid or satisfied; (B) CoBank has no commitment to extend credit to or for the account of the Company under any Promissory Note or any Supplement; (C) all Promissory Notes and all Supplements shall have been terminated; and (D) either party sends written notice to the other party terminating this Agreement.  Any provision of this Agreement or any other Loan Document which is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or thereof.

SECTION 10.07.         Successors and Assigns.  This Agreement and the other Loan Documents shall be binding upon and inure to the benefit of the Company and CoBank and their respective successors and assigns, except that the Company may not assign or transfer its rights or obligations under this Agreement or the other Loan Documents or Indenture Documents without the prior written consent of CoBank.

SECTION 10.08.         Headings. Captions and headings used in this Agreement are for reference and convenience of the parties only, and shall not constitute a part of this Agreement.

SECTION 10.09.         Limitations of Agreement.  Notwithstanding anything to the contrary contained herein, nothing in this Agreement requires the Company to cause any obligations of the Company to CoBank, other than 2011 CoBank Note and additional Promissory Notes evidencing Loans hereunder, to be secured as “Pre-Existing Obligations” (as defined in the New Mortgage Indenture) or “Additional Obligations” (as defined in the New Mortgage Indenture), as applicable, under the New Mortgage Indenture.  Except as may be expressly provided for by the New Mortgage Indenture or by Section 6.09 hereof, CoBank’s consent shall not be required for the issuance of any “Additional Obligations” (as defined in the New Mortgage Indenture) under the New Mortgage Indenture.

SECTION 10.10.         Approval of New Mortgage Indenture.  CoBank hereby approves of the terms of the New Mortgage Indenture, and consents to the Company entering into the New Mortgage Indenture, in each case in the form of the New Mortgage Indenture attached as an exhibit to the First Supplemental Indenture.

SECTION 10.11.        Relationship to Unsecured Credit Facility.  CoBank is also a participating lender under that Credit Agreement dated as of November 17, 2010, among the Company, the parties named as lenders therein (including CoBank) and the National Rural Utilities Cooperative Finance Corporation, as administrative agent for such lenders (the “CP Backstop Credit Agreement”), pursuant to which the lenders named in the CP Backstop Credit Agreement, including CoBank, may make certain loans to Chugach in the amounts and for the purposes described in the CP Backstop Credit Agreement (the “CP Backstop Loans”).  The Company’s obligation to repay advances, if any, made by CoBank under the CP Backstop Credit Agreement are evidenced by a Note dated November 17, 2010, from the Company to CoBank in the face amount of $20,000,000 (the “CoBank CP Backstop Note” and, together with the CP Backstop Credit Agreement and all other “Loan Documents” (as that term is defined in the CP Backstop Credit Agreement), collectively, the “CP Backstop Loan Documents”).  All terms and conditions relating to the CP Backstop Loans are set forth in, and shall be governed solely by, the provisions of the CP Backstop Loan Documents.  No CP Backstop Loans will be deemed to have been issued under, or to be subject to any terms or conditions set forth in, the Loan Documents or the Indenture Documents.

[Signatures appear on following page.]

IN WITNESS WHEREOF, the parties have caused this Amended and Restated Master Loan Agreement to be executed by their duly authorized officers as of the date shown above.

CoBANK, ACB		CHUGACH ELECTRIC ASSOCIATION, INC.

By:	/s/ C. Brock Taylor	By:	/s/ Michael R. Cunningham
Michael R. Cunningham
Title:	Vice President	Title:	Sr. Vice President and Chief Financial Officer

EXHIBIT A

DEFINITIONS AND RULES OF INTERPRETATION

SECTION 1.01            Definitions.

(A)           Indenture Terms.  As used in this Agreement, the terms “Accounting Requirements”, “Credit Enhancement”, “Holders”, “Interest Charges”, “Margins For Interest”, “Obligations”, “Outstanding”, “Supplemental Indenture”, “System” and “Trust Estate” shall have the meanings set forth in the Applicable Indenture.

(B)           Other Defined Terms.  As used in this Agreement, any amendment thereto, or in any Supplement or any Promissory Note, the following terms shall have the following meanings:

Affiliate shall mean any Person, 5% or more of the voting stock or other voting rights in which is owned or controlled by the Company.

Agreement shall mean this Amended and Restated Master Loan Agreement, dated as of January 19, 2011, between the Company and CoBank, as it may be amended or modified from time to time.

Applicable Indenture shall mean, prior to the effectiveness of the New Mortgage Indenture, the Existing Indenture, as it may be amended or modified from time to time, and all Supplemental Indentures thereto, and, following the effectiveness of the New Mortgage Indenture, the New Mortgage Indenture, as it may be amended or modified from time to time, and all Supplemental Indentures thereto.

Business Day means any day other than a Saturday, Sunday, or other day on which CoBank or any Federal Reserve Bank is closed for business.

Capital Lease shall mean a lease which should be capitalized on the books of the lessee in accordance with GAAP.

CoBank shall mean CoBank, ACB and its successors and assigns.

CoBank CP Backstop Note shall have the meaning set forth in Section 10.11 of this Agreement.

Company shall mean Chugach Electric Association, Inc. and its permitted successors and assigns.

CP Backstop Credit Agreement, CP Backstop Loan Documents and CP Backstop Loans shall have the meanings set forth in Section 10.11 of this Agreement.

Credit Ratings shall mean a rating assigned by a Rating Agency to any Debt of the Company.

Debt means: (1) indebtedness or liability for borrowed money; (2) obligations evidenced by bonds, debentures, notes, or other similar instruments; (3) obligations for the deferred purchase price of property or services (excluding trade obligations); (4) obligations as lessee under Capital Leases; and (5) obligations secured by a Lien on any property of the Company, whether or not the obligations have been assumed.

Exhibit A - 1

Default shall mean the occurrence of any event which with the giving of notice or the passage of time or the occurrence of any other condition would become an Event of Default under this Agreement or under any other Loan Document.

Default Rate shall mean 4% per annum in excess of the rate or rates that would otherwise be in effect under the terms of the applicable Supplement, except that in the case of overdue interest, fees, and, prior to the final maturity of a Loan (whether as a result of acceleration or otherwise), principal, the term Default Rate shall mean 4% per annum in excess of any variable rate option provided in the applicable Supplement, or, in the event no such option is provided, 4% per annum in excess of the rate established by CoBank from time-to-time during that period as its National Variable Rate.

Dollars and the sign “$” shall mean lawful money of the United States of America.

Effective Date shall have the meaning set forth in Section 3.01 hereof.

ERISA shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations and published interpretations thereof.

Equity shall mean total assets minus total liabilities, as computed in accordance with GAAP consistently applied.

Event of Default shall mean any of the events specified in Section 8.01 of this Agreement and any event specified in any Supplement or any Promissory Note as an Event of Default.

Existing Indenture shall have the meaning set forth in the second Background clause of this Agreement.

Existing Loan shall have the meaning set forth in the first Background clause of this Agreement.

Existing Master Loan Agreement shall have the meaning set forth in the first Background clause of this Agreement.

Existing MLA Supplement shall have the meaning set forth in the first Background clause of this Agreement.

Funded Debt shall mean, as of the date being measured, all indebtedness for borrowed money or the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business), whether classified as long-term or short-term.

GAAP shall mean generally accepted accounting principles in the United States (as modified pursuant to any applicable regulatory order or policy).

Indenture Documents shall mean, with respect to the Existing Indenture, the Existing Indenture and all Supplemental Indentures and authentication documentation relating to Loans executed and delivered pursuant to the Existing Indenture, and, with respect to the New Mortgage Indenture, the New Mortgage Indenture and all Supplemental Indentures and authentication documentation relating to Loans executed and delivered pursuant to the New Mortgage Indenture.

Indenture Trustee shall mean, with respect to the Existing Indenture, the “Trustee” (as defined in the Existing Indenture), and its successors and assigns pursuant to the terms of the Existing Indenture, and, with respect to the New Mortgage Indenture, the “Trustee” (as defined in the New Mortgage Indenture), and its successors and assigns pursuant to the terms of the New Mortgage Indenture.

Exhibit A - 2

Initial Promissory Note shall have the meaning set forth in Section 2.01 of this Agreement.

Initial Supplement shall have the meaning set forth in Section 2.01 of this Agreement.

Laws shall mean all laws, rules, regulations, codes, orders and the like.

Lien shall mean any mortgage, deed of trust, pledge, security interest, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), or preference, priority or other security agreement or preferential arrangement, charge or encumbrance of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement).

Loan and Loans shall have the meaning set forth in Section 2.01 of this Agreement.

Loan Documents shall mean this Agreement, all Promissory Notes, all Supplements hereto, and all instruments or documents relating to this Agreement, such Promissory Notes and such Supplements, including, without limitation, all applications, certificates, opinions of counsel, mortgages, deeds of trust, security agreements, guaranties, and pledge agreements; provided, however, that “Loan Documents” does not include the Indenture Documents or the CP Backstop Loan Documents.

Material Adverse Effect shall mean a material adverse effect on the condition, financial or otherwise, operations, properties, margins or business of the Company or on the ability of the Company to perform its obligations under the Loan Documents, the Indenture Documents, any loan or other credit agreement relating to any Obligation under the Applicable Indenture, or any other material credit agreement.

Moody’s shall mean Moody’s Investor Services, Inc. and any successor thereto.

New Mortgage Indenture shall have the meaning set forth in the second Background clause of this Agreement.

Person shall mean an individual, partnership, limited liability company, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority, or other entity of whatever nature.

Promissory Note and Promissory Notes shall have the meaning set forth in Section 2.01 of this Agreement.

Rating Agency shall mean S&P, Moody’s, or any other nationally recognized statistical rating organization (within the meaning of the rules of the United States Securities and Exchange Commission).

S&P shall mean Standard & Poor’s Rating Service, A Division of McGraw-Hill Companies, Inc., and any successor thereto.

Subsidiary shall mean, as to the Company, a corporation, partnership, limited liability company, joint venture, or other Person of which shares of stock or other equity interests having ordinary voting power (other than stock having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership, limited liability company, joint venture, or other Person are at the time owned, or the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by the Company.

Exhibit A - 3

Supplement and Supplements shall have the meaning set forth in Section 2.01 of this Agreement.

Total Capitalization shall mean Equity plus all Debt which, in accordance with GAAP, should be classified as long-term debt (including Capital Leases).

SECTION 1.02            Rules of Interpretation.  The following rules of interpretation shall apply to this Agreement, all Promissory Notes and all Supplements, and all amendments to any of the foregoing:

Accounting Terms.  All accounting terms not specifically defined herein shall be construed in accordance with GAAP consistent with those applied in the preparation of the financial statements referred to in Section 5.07 of this Agreement, and all financial date submitted pursuant to this Agreement shall be prepared in accordance with such principles.

Number.  All terms stated in the singular shall include the plural, and all terms stated in the plural shall include the singular.

Including.  The term “including” shall mean including, but not limited to.

Default.  The expression “while any Default or Event of Default shall have occurred and be continuing” (or like expression) shall be deemed to include the period following any acceleration of the Obligations (unless such acceleration is rescinded).

Exhibit A - 4